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(LOGO)    Sentinel Group Funds, Inc.

May   , 1996





Dear Shareholder:



You are cordially invited to attend a Special Meeting of Shareholders of Sentinel World Fund, which is to be held on Tuesday, July 9, 1996 at 2:00 p.m., at the home office of National Life Insurance Company, National Life Drive, Montpelier, Vermont 05604. The meeting will focus on the approval of a new Sub-Investment Advisory Agreement with INVESCO Capital Management, Inc.

While we would like very much to have you attend the meeting and vote in person, we realize that this may not be possible.


   IF YOU CANNOT ATTEND THE MEETING, IT IS EXTREMELY IMPORTANT THAT
   YOU COMPLETE, SIGN, AND RETURN THE ENCLOSED PROXY BALLOT SO THAT YOUR VOTE, BASED ON THE SHARES YOU OWN, WILL BE REPRESENTED. BY PROMPTLY RETURNING THE PROXY, YOU WILL HELP YOUR COMPANY AVOID THE NECESSITY AND CONSIDERABLE EXPENSE OF SENDING FOLLOW-UP MAILINGS TO OBTAIN THE QUORUM OF SHAREHOLDER VOTES REQUIRED BY LAW. IN THE EVENT YOU LATER DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME AND VOTE YOUR SHARES IN PERSON.

If you desire additional information concerning the matters proposed for action at the meeting, we would be glad to hear from you. Your proxy ballot on which to indicate your vote is enclosed, along with a postage-free envelope. I urge you to return it promptly.


Sincerely,



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Keniston P. Merrill
Chairman

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